Exhibit 99.1

VANTAGE DRILLING ANNOUNCES CLOSING OF ACQUISITION OF TITANIUM

EXPLORER DEEPWATER DRILLSHIP

HOUSTON, TX - 4/20/2012 - Vantage Drilling Company (“Vantage” or the “Company”) (NYSE Amex: VTG) announced today that the Luxembourg branch of its wholly-owned subsidiary Vantage Drilling Poland Sp. z o.o. has today acquired and accepted delivery of the Titanium Explorer, a deepwater drillship formerly known as the Dragonquest. The acquisition was accomplished under the previously announced Purchase Agreement (“Purchase Agreement”) with Valencia Drilling Corporation (“Valencia”), an affiliate of F3 Capital, Vantage’s largest shareholder, pursuant to which all of Valencia’s rights and obligations under the shipbuilding contract for the Titanium Explorer, together with related rig equipment, was purchased for an aggregate purchase price of $169.0 million. The purchase price under the Purchase Agreement and all remaining construction and startup costs for the Titanium Explorer in the amount of approximately $630.0 million were financed with the proceeds from the recent $775.0 million notes offering of Offshore Group Investment Limited, another wholly-owned subsidiary of Vantage. The notes were priced at 108% of par, resulting in total proceeds to the Company in excess of $820.0 million, net of offering fees and expenses.

The Titanium Explorer is a self-propelled, dynamically positioned drillship suited for drilling in remote locations because of its mobility and large load carrying capacity. It is currently equipped for drilling in water depths up to 10,000 feet, and is designed to drill in water depths up to 12,000 feet. Another Vantage subsidiary is party to an eight-year contract with Petrobras to operate the Titanium Explorer.

“We are extremely pleased to announce the completion of the acquisition of the Titanium Explorer. The newest addition to our fleet represents the culmination of nearly four years of effort as we have been involved in the Titanium Explorer project since its inception. We appreciate the support of F3 Capital in concluding these efforts and look forward to a successful commencement of operations in the US Gulf of Mexico with our customer,” said Paul Bragg, Chief Executive Officer of Vantage.

About Vantage

Vantage Drilling Company, a Cayman Islands exempted company, is an international offshore drilling company focused on operating a fleet of modern, high specification drilling units. Its principal business is to contract drilling units, related equipment and work crews, primarily on a dayrate basis to drill oil and natural gas wells for its customers. It also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of drilling units, the Company is a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Its fleet of owned units is currently comprised of four jackup rigs in operation and three drillships, two of which are now in operation and one of which is under construction. The Tungsten Explorer drillship is expected to be delivered in the second quarter of 2013.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.